State of Delaware
                        Office of the Secretary of State
                        --------------------------------


         I, Edward J. Freel, Secretary of State of the State of Delaware, Do Hereby Certify the Attached is a true and correct Copy of the Certificate of Amendment of "SJI Group, Inc.", changing its Name From "SJI Group, Inc.", to "iCommerce Group, Inc.", filed in this office on the Eleventh Day of June, A.D. 1999, at 1 O'Clock P.M.
         A Filed Copy of this Certificate has been forwarded to the New Castle County recorder of Deeds.



                                     (Seal) /s/ Edward J. Freel
                                            --------------------------------
                                            Edward J. Freel, Secretary of State

                                          Authentication:  9806631
                                                    Date:  06-16-99

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                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                                 SJI GROUP, INC.

             The undersigned, being a natural person competent to contract, does hereby make, subscribe and file this Certificate of Amendment to its Certificate of Incorporation of SJI Group, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 242 of the Delaware Code Annotated:

          1. Paragraph 1 of the Corporation's Certificate of Incorporation shall be deleted in its entirety and replaced with the following:

             1.  The name of the Corporation is iCommerce Group, Inc.

          2. Paragraph 4 of the Corporation's Certificate of Incorporation shall be deleted in its entirety and replaced with the following:

             4. The total number of shares of stock which the corporation shall have the authority to issue is Fifty Million (50,000,000) shares of common stock, par value $.0001 per share, and Twenty Five Million (25,000,000) shares of preferred stock, par value $.0001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine.

                The Board of Directors of the Corporation, a majority of the holders of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and the sole holder of the Corporation's Series A Preferred Stock consented in writing on March 29, 1999, to authorize the following restatement and amendment of the designations, rights and preferences of the Corporations previously designated Series A Preferred Stock:

                1. Designation and Initial Number. The series of preferred stock hereby classified shall be designated "Series A Preferred Stock" (the "Series A Preferred Stock".) The initial number of authorized shares of the Series A Preferred Stock shall be 4,900,000 shares. Upon issuance of the shares of Series A Preferred Stock $.0001 per share shall be the stated capital of the Corporation.

                2. Voting Rights. Holders of the shares of Series A Preferred Stock shall be entitled to full voting rights, share for share, with the then outstanding Common Stock of the Corporation as well as with any other class or series

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

                of stock of the Corporation which have general voting power with the Common Stock concerning any matter being voted upon Except as so provided, shares of Series A Preferred Stock shall at no time be entitled, as a series, class or otherwise, to any other or special or restrictive voting rights of any kind whatsoever, except as then and when and to the extent required by applicable law. On all matters on which the Series A Preferred Stock is entitled to vote by law, the Series A Preferred Stock holders shall be entitled to one vote per share of Series A Preferred Stock, voting separately as a single class, and the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Series A Preferred Stock shall constitute a quorum.

                3. Conversion Privilege. Each share of Series A Preferred Stock is convertible into one share of common stock of the Corporation at the option of the holder.

                4. Redemption. The shares of Series A Preferred Stock are redeemable at the sole option of the Corporation at any time and from time to time at a redemption price to be negotiated by the parties at the time of redemption.

                5. Dividends. The shares of Series A Preferred Stock may pay annual dividends out of funds legally available for the payment of dividends by the Corporation at the sole discretion of the Board of Directors.

                6. Liquidation. In the event of any voluntary or involuntary dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount per share equal to $.0001 without interest, and no more, before any payment shall be made to the holders of any stock of the Corporation ranking junior to the Series A Preferred Stock. A merger of consolidation of the Corporation with or into any other corporation, share exchange or sale of conveyance of all or any part of the assets of the Corporation which shall net in fact result in the liquidation of the Corporation and the distribution of assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation. dissolution or winding up of the Corporation within the meaning of this Paragraph 6.

                7. Transferability. The shares of Series A Preferred Stock may be transferred at any time and from time to time at the sole option of the holder.

                8. Reaquired Shares. Any Series A Preferred Stock redeemed or otherwise acquired by the Corporation in any manner whatsoever shall

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

               constitute authorized but unissued preferred shares and may be reissued as part of a new series of preferred shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, the Certificate of Incorporation, or in any other Certificate of Designation creating a series of preferred shares or as otherwise required by law.

         The Corporation does hereby certify that, pursuant to authority centered upon the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation acting by written consent dated March 29, 1999, adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 600,000 shares of Series B Preferred Stock of the Corporation, as follows:

         Resolved, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a class of said Preferred Stock to be designated as follows:

                1. Designation and Initial Number. The series of preferred stock hereby classified shall be designated "Series B Preferred Stock" (the "Series B Preferred Stock".) The initial number of authorized shares of the Series B Preferred Stock shall be 570,000 shares. Upon issuance of the shares of Series B Preferred Stock $.0001 per share shall be the stated capital of the Corporation.

                2. Voting Rights. Holders of the shares of Series B Preferred Stock shall be entitled to full voting rights, share for share, with the then outstanding Common Stock of the Corporation as well as with any other class or series of stock of the Corporation which have general voting power with the Common Stock concerning any matter being voted upon. Except as so provided, shares of Series B Preferred Stock shall at no time be entitled, as a series, class or otherwise, to any other or special or restrictive voting rights of any kind whatsoever, except as then and when and to the extent required by applicable law. On all matters on which the Series B Preferred Stock is entitled to vote by law, the Series B Preferred Stock holders shall be entitled to one vote per share of Series B Preferred Stock, voting separately as a single class, and the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Series B Preferred Stock shall constitute a quorum.

                3. Conversion Privilege. Each share of Series B Preferred Stock is

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

                convertible at the sole option of the Corporation into one share of common stock of the Corporation.

                4. Redemption, The shares of Series B Preferred Stock are redeemable at the sole option of the Corporation at any time and from time to time at a redemption price to be negotiated by the parties at the time of redemption.

                5. Dividends The shares of Series B Preferred Stock may pay annual dividends out of funds legally available for the payment of dividends by the Corporation at the sole discretion of the Board of Directors.

                6. Liquidation. In the event of any voluntary or involuntary dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount per share equal to $.0001 without interest, and no more, before any payment shall be made to the holders of any stock of the Corporation ranking junior to the Series B Preferred Stock but after payment shall be made to the holders of the Corporation's Series A Preferred Stock. A merger of consolidation of the Corporation wit or into any other corporation, share exchange or sale of conveyance of all or any part of the assets of the Corporation which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 6.

                7. Transferability. The shares of Series B Preferred Stock may be transferred at any time and from time to time at the sole option of the holder in accordance with federal and state securities laws or any other applicable laws.

                8. Reacquired Shares Any Series B Preferred Stock redeemed or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued preferred shares and may be reissued as part of a new series of preferred shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, the Certificate of Incorporation, or in any other Certificate of Designation creating a series of preferred shares or as otherwise required by law.

         3. The foregoing amendment was duly adopted by written consent of the holders of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares

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

entitled to vote thereon were present and voted, the sole holder of the Series A Preferred Stock and the unanimous written consent of the Board of Directors on March 29, 1999.

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

         IN \WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation have been executed this as of 29 day of March, 1999.


                                                  /s/ J. D. Jenkins
                                                  -----------------------------
                                                  J. D. Jenkins, President


Attest:April S. Tate



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